Exhibit (12)(b)

WACHOVIA PREFERRED FUNDING CORP.

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Years Ended December 31,

(In thousands)	2002		2001

EXCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$248,622		(36,224)
Fixed charges, excluding preferred stock dividends and capitalized interest	10,546		857

Earnings (loss) (A)	$259,168		(35,367)

Interest, excluding interest on deposits	$10,546		857
One-third of rents	—		—
Preferred stock dividends	18,350		—
Capitalized interest	—		—

Fixed charges (B)	$28,896		857

Consolidated ratios of earnings to fixed charges, excluding interest on deposits (A)/(B)	8.97	x	n/m

INCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$248,622		(36,224)
Fixed charges, excluding preferred stock dividends and capitalized interest	10,546		857

Earnings (loss) (C)	$259,168		(35,367)

Interest, including interest on deposits	$10,546		857
One-third of rents	—		—
Preferred stock dividends	18,350		—
Capitalized interest	—		—

Fixed charges (D)	$28,896		857

Consolidated ratios of earnings to fixed charges, including interest on deposits (C)/(D)	8.97	x	n/m

n/m - not meaningful due to the immaterial amount of fixed charges in 2001.